Exhibit 99.1
Solectron Announces Termination of Poison Pill
- New Policy Requires Stockholder Approval for Any Future Plan -
For Immediate Release: Nov. 21, 2006
MILPITAS, Calif. – Solectron Corporation (NYSE:SLR), a leading provider of electronics manufacturing and integrated supply chain services, today announced that its Board of Directors has voted to terminate the company’s stockholder rights plan, or “poison pill.”
In addition, the Board established a new corporate governance policy providing that any future poison pill will require stockholder approval prior to adoption. The new policy does, however, give the Board limited discretion to adopt a new stockholder rights plan without first seeking stockholder approval if a majority of the independent directors believes the implementation of a rights plan is necessary for the proper exercise of the Board’s fiduciary responsibilities. In such a circumstance, the rights plan would need ratification by the company’s stockholders within twelve months of adoption, or it would automatically expire.
“Our decision to terminate the stockholder rights plan and establish this new policy reflects the Board’s continuing commitment to corporate governance best practices,” said Michael Cannon, Solectron’s President and Chief Executive Officer. “The Board believes that our new policy balances our stockholders’ concerns and the protection of our stockholders’ best interests.”
The Board’s actions will accelerate the expiration date of the company’s current stockholder rights plan to November 27, 2006. It was due to expire in July 2011.

About Solectron
Solectron Corporation is one of the world’s largest providers of complete product lifecycle services. We offer product design and new product introduction, supply chain management, Lean manufacturing and aftermarket services such as product warranty repair and end-of-life support to leading customers worldwide. Solectron works with the world’s premier providers of networking, telecommunications, computing, storage, consumer, automotive, industrial, medical, and aerospace and defense products. Our industry-leading Lean Six Sigma methodology (Solectron Production System™) provides OEMs with quality, flexibility, innovation and cost benefits that improve competitive advantage. Based in Milpitas, Calif., Solectron operates in more than 20 countries on five continents and had sales from continuing operations of $10.6 billion in fiscal 2006. For more information, visit us at www.solectron.com.
Note: SOLECTRON and the Solectron logo are registered trademarks of Solectron Corporation. The Solectron Production System, SPS, and Solectron Supply Chain Solutions Suite are also trademarks of Solectron Corporation. Other names mentioned are trademarks, registered trademarks or service marks of their respective owners.
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Analyst Contact:
Perry G. Hayes, Solectron Corporation, +1 (408) 956-7543 (U.S.), perryhayes@solectron.com
Media Contact:
Corey Olfert, Solectron Corporation, +1 (408) 956-7552 (U.S.), coreyolfert@solectron.com